SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  Schedule 13G


   INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT TO RULES 13d-1 (b),
         (c) AND (d) AND AMENDMENTS THERETO FILED PURSUANT TO 13d-2 (b)

                              (Amendment No. ___)*


                               WiderThan Co., LTD.
--------------------------------------------------------------------------------
                                (Name of Issuer)


                           American Depository Shares
--------------------------------------------------------------------------------
                         (Title of Class of Securities)


                                    967593104
--------------------------------------------------------------------------------
                                 (CUSIP Number)


                                December 31, 2005
--------------------------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

        [ ]          Rule 13d-1(b)

        [ ]          Rule 13d-1(c)

        [X]          Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).


                               Page 1 of 17 Pages
                       Exhibit Index Contained on Page 10

----------------------------------------------------------                     --------------------------------------
CUSIP NO. 12345A678                                               13 G                                Page  2 of 17
----------------------------------------------------------                     --------------------------------------

------------ ---------------------------------------------------------------------------------------------------------
1            NAME OF REPORTING PERSONS
             I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (Entities Only).
                      Nokia Venture Partners II, L.P. ("NVP II")

------------ ---------------------------------------------------------------------------------------------------------
2            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                                                    (a)              (b) X
------------ ---------------------------------------------------------------------------------------------------------
3            SEC USE ONLY

------------ ---------------------------------------------------------------------------------------------------------
4            CITIZENSHIP OR PLACE OF ORGANIZATION

             Delaware
------------ ---------------------------------------------------------------------------------------------------------

                                     5        SOLE VOTING POWER
             NUMBER OF                        1,989,815 shares, except that N.V.P. II, L.L.C. ("NVP LLC"), the
              SHARES                          general partner of NVP II, may be deemed to have sole power to vote
           BENEFICIALLY                       these shares, and John Malloy ("Malloy"), John Gardner ("Gardner"),
      OWNED BY EACH REPORTING                 Jonathan Ebinger ("Ebinger") and Tantti, Ltd. ("Tantti), the managing
              PERSON                          members of NVP LLC, may be deemed to have shared power to vote these
               WITH                           shares.
                                     -------- ------------------------------------------------------------------------
                                     6        SHARED VOTING POWER
                                              See response to row 5.
                                     -------- ------------------------------------------------------------------------
                                     7        SOLE DISPOSITIVE POWER
                                              1,989,815 shares, except that N.V.P. II, L.L.C. ("NVP LLC"), the general partner of NVP II, may be deemed to have sole power to dispose of these shares, and Malloy, Gardner, Ebinger and Tantti, the managing members of NVP LLC, may be deemed to have shared power to dispose of these shares.
                                     -------- ------------------------------------------------------------------------
                                     8        SHARED DISPOSITIVE POWER
                                              See response to row 7.
------------------------------------ -------- ------------------------------------------------------------------------
9            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
             REPORTING PERSON                                                                       1,989,815
------------ ---------------------------------------------------------------------------------------------------------
10           CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
             EXCLUDES CERTAIN SHARES (See Instructions)                                                  [ ]
------------ ---------------------------------------------------------------------------------------------------------
11           PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
                                                                                                    10.0%
------------ ---------------------------------------------------------------------------------------------------------
12           TYPE OF REPORTING PERSON (See Instructions)
                                                                                                    PN
------------ ---------------------------------------------------------------------------------------------------------

----------------------------------------------------------                     --------------------------------------
CUSIP NO. 12345A678                                               13 G                                Page  3 of 17
----------------------------------------------------------                     --------------------------------------

------------ ---------------------------------------------------------------------------------------------------------
1            NAME OF REPORTING PERSONS
             I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (Entities Only).
                      NVP II Affiliates Fund, L.P. ("NVPA")

------------ ---------------------------------------------------------------------------------------------------------
2            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                                                    (a)              (b) X
------------ ---------------------------------------------------------------------------------------------------------
3            SEC USE ONLY

------------ ---------------------------------------------------------------------------------------------------------
4            CITIZENSHIP OR PLACE OF ORGANIZATION

             Delaware
------------ ---------------------------------------------------------------------------------------------------------

                                     5        SOLE VOTING POWER
             NUMBER OF                        21,920 shares, except that NVP LLC, the general partner of NVPA, may
              SHARES                          be deemed to have sole power to vote these shares, and Malloy,
           BENEFICIALLY                       Gardner, Ebinger and Tantti, the managing members of NVP LLC, may be
      OWNED BY EACH REPORTING                 deemed to have shared power to vote these shares.
              PERSON
               WITH
                                     -------- ------------------------------------------------------------------------
                                     6        SHARED VOTING POWER
                                              See response to row 5.
                                     -------- ------------------------------------------------------------------------
                                     7        SOLE DISPOSITIVE POWER
                                              21,920 shares, except that NVP LLC, the general partner of NVPA, may be deemed to have sole power to dispose of these shares, and Malloy,
                                              Gardner, Ebinger and Tantti, the managing members of NVP LLC, may be deemed to have shared power to dispose of these shares.
                                     -------- ------------------------------------------------------------------------
                                     8        SHARED DISPOSITIVE POWER
                                              See response to row 7.
------------------------------------ -------- ------------------------------------------------------------------------
9            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
             REPORTING PERSON                                                                       21,920
------------ ---------------------------------------------------------------------------------------------------------
10           CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
             EXCLUDES CERTAIN SHARES (See Instructions)
------------ ---------------------------------------------------------------------------------------------------------
11           PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
                                                                                                    0.1%
------------ ---------------------------------------------------------------------------------------------------------
12           TYPE OF REPORTING PERSON (See Instructions)
                                                                                                    PN
------------ ---------------------------------------------------------------------------------------------------------

----------------------------------------------------------                     --------------------------------------
CUSIP NO. 12345A678                                               13 G                                Page  4 of 17
----------------------------------------------------------                     --------------------------------------

------------ ---------------------------------------------------------------------------------------------------------
1            NAME OF REPORTING PERSONS
             I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (Entities Only).
                      N.V.P. II, L.L.C. ("NVP LLC")

------------ ---------------------------------------------------------------------------------------------------------
2            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                                                    (a)              (b)  X
------------ ---------------------------------------------------------------------------------------------------------
3            SEC USE ONLY

------------ ---------------------------------------------------------------------------------------------------------
4            CITIZENSHIP OR PLACE OF ORGANIZATION

             Delaware
------------ ---------------------------------------------------------------------------------------------------------

                                     5        SOLE VOTING POWER
             NUMBER OF                        2,011,735 shares, of which 1,989,815 are directly owned by NVP II and
              SHARES                          21,920 are directly owned by NVPA.  NVP LLC, the general partner of
           BENEFICIALLY                       NVP II and NVPA, may be deemed to have sole power to vote these
      OWNED BY EACH REPORTING                 shares, and Malloy, Gardner, Ebinger and Tantti, the managing members
              PERSON                          of NVP LLC, may be deemed to have shared power to vote these shares.
               WITH
                                     -------- ------------------------------------------------------------------------
                                     6        SHARED VOTING POWER
                                              See response to row 5.
                                     -------- ------------------------------------------------------------------------
                                     7        SOLE DISPOSITIVE POWER
                                              2,011,735 shares, of which 1,989,815 are directly owned by NVP II and
                                              21,920 are directly owned by NVPA.  NVP LLC, the general partner of
                                              NVP II and NVPA, may be deemed to have sole power to dispose of these shares, and Malloy, Gardner, Ebinger and Tantti, the managing members of NVP LLC, may be deemed to have shared power to dispose of these shares.
                                     -------- ------------------------------------------------------------------------
                                     8        SHARED DISPOSITIVE POWER
                                              See response to row 7.
------------------------------------ -------- ------------------------------------------------------------------------
9            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
             REPORTING PERSON                                                                       2,011,735
------------ ---------------------------------------------------------------------------------------------------------
10           CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
             EXCLUDES CERTAIN SHARES (See Instructions)                                               [ ]
------------ ---------------------------------------------------------------------------------------------------------
11           PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
                                                                                                    10.2%
------------ ---------------------------------------------------------------------------------------------------------
12           TYPE OF REPORTING PERSON (See Instructions)
                                                                                                    OO
------------ ---------------------------------------------------------------------------------------------------------

----------------------------------------------------------                     --------------------------------------
CUSIP NO. 12345A678                                               13 G                                Page  5 of 17
----------------------------------------------------------                     --------------------------------------

------------ ---------------------------------------------------------------------------------------------------------
1            NAME OF REPORTING PERSONS
             I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (Entities Only).
             John Malloy ("Malloy")
------------ ---------------------------------------------------------------------------------------------------------
2            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                                                    (a)              (b) X
------------ ---------------------------------------------------------------------------------------------------------
3            SEC USE ONLY

------------ ---------------------------------------------------------------------------------------------------------
4            CITIZENSHIP OR PLACE OF ORGANIZATION

                      U.S. Citizen
------------ ---------------------------------------------------------------------------------------------------------

             NUMBER OF
              SHARES                 5        SOLE VOTING POWER
           BENEFICIALLY                       -0-
           OWNED BY EACH
             REPORTING
              PERSON
               WITH
                                     -------- ------------------------------------------------------------------------
                                     6        SHARED VOTING POWER
                                              2,011,735 shares, of which 1,989,815 are directly owned by NVP II and
                                              21,920 are directly owned by NVPA.  NVP LLC is the general partner of
                                              NVP II and NVPA, and Malloy, a managing member of NVP LLC, may be deemed to have shared power to vote these shares.
                                     -------- ------------------------------------------------------------------------
                                     7        SOLE DISPOSITIVE POWER
                                              -0-
                                     -------- ------------------------------------------------------------------------
                                     8        SHARED DISPOSITIVE POWER
                                              2,011,735 shares, of which 1,989,815 are directly owned by NVP II and
                                              21,920 are directly owned by NVPA.  NVP LLC is the general partner of
                                              NVP II and NVPA, and Malloy, a managing member of NVP LLC, may be deemed to have shared power to dispose of these shares.
------------------------------------ -------- ------------------------------------------------------------------------
9            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
             REPORTING PERSON                                                                       2,011,735
------------ ---------------------------------------------------------------------------------------------------------
10           CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
             EXCLUDES CERTAIN SHARES (See Instructions)                                               [ ]
------------ ---------------------------------------------------------------------------------------------------------
11           PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
                                                                                                    10.2%
------------ ---------------------------------------------------------------------------------------------------------
12           TYPE OF REPORTING PERSON (See Instructions)                                            IN
------------ ---------------------------------------------------------------------------------------------------------

----------------------------------------------------------                     --------------------------------------
CUSIP NO. 12345A678                                               13 G                                Page  6 of 17
----------------------------------------------------------                     --------------------------------------

------------ --------------------------------------------------------------------------------------------------------
1            NAME OF REPORTING PERSONS
             I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (Entities Only).
             John Gardner ("Gardner")
------------ --------------------------------------------------------------------------------------------------------
2            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                                                    (a)              (b) X
------------ --------------------------------------------------------------------------------------------------------
3            SEC USE ONLY

------------ --------------------------------------------------------------------------------------------------------
4            CITIZENSHIP OR PLACE OF ORGANIZATION

             U.S. Citizen
------------ --------------------------------------------------------------------------------------------------------

                                     5        SOLE VOTING POWER
                                              -0-
             NUMBER OF
              SHARES                 -------- -----------------------------------------------------------------------
           BENEFICIALLY              6        SHARED VOTING POWER
      OWNED BY EACH REPORTING                 2,011,735 shares, of which 1,989,815 are directly owned by NVP II and
              PERSON                          21,920 are directly owned by NVPA.  NVP LLC is the general partner of
               WITH                           NVP II and NVPA, and Gardner, a managing member of NVP LLC, may be deemed to have shared power to vote these shares.
                                     -------- -----------------------------------------------------------------------
                                     7        SOLE DISPOSITIVE POWER
                                              -0-
                                     -------- -----------------------------------------------------------------------
                                     8        SHARED DISPOSITIVE POWER
                                              2,011,735 shares, of which 1,989,815 are directly owned by NVP II and
                                              21,920 are directly owned by NVPA.  NVP LLC is the general partner of
                                              NVP II and NVPA, and Gardner, a managing member of NVP LLC, may be deemed to have shared power to dispose of these shares.
------------------------------------ -------- -----------------------------------------------------------------------
9            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
             REPORTING PERSON                                                                       2,011,735
------------ --------------------------------------------------------------------------------------------------------
10           CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
             EXCLUDES CERTAIN SHARES (See Instructions)                                                 [ ]
------------ --------------------------------------------------------------------------------------------------------
11           PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
                                                                                                    10.2%
------------ --------------------------------------------------------------------------------------------------------
12           TYPE OF REPORTING PERSON (See Instructions)
                                                                                                    IN
------------ --------------------------------------------------------------------------------------------------------

----------------------------------------------------------                     --------------------------------------
CUSIP NO. 12345A678                                               13 G                                Page  7 of 17
----------------------------------------------------------                     --------------------------------------

------------ --------------------------------------------------------------------------------------------------------
1            NAME OF REPORTING PERSONS
             I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (Entities Only).
             Jonathan Ebinger ("Ebinger")
------------ --------------------------------------------------------------------------------------------------------
2            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                                                    (a)              (b) X
------------ --------------------------------------------------------------------------------------------------------
3            SEC USE ONLY

------------ --------------------------------------------------------------------------------------------------------
4            CITIZENSHIP OR PLACE OF ORGANIZATION

             U.S. Citizen
------------ --------------------------------------------------------------------------------------------------------

                                     5        SOLE VOTING POWER
                                              -0-
             NUMBER OF
              SHARES                 -------- -----------------------------------------------------------------------
           BENEFICIALLY              6        SHARED VOTING POWER
      OWNED BY EACH REPORTING                 2,011,735 shares, of which 1,989,815 are directly owned by NVP II and
              PERSON                          21,920 are directly owned by NVPA.  NVP LLC is the general partner of
               WITH                           NVP II and NVPA, and Ebinger, a managing member of NVP LLC, may be deemed to have shared power to vote these shares.
                                     -------- -----------------------------------------------------------------------
                                     7        SOLE DISPOSITIVE POWER
                                              -0-
                                     -------- -----------------------------------------------------------------------
                                     8        SHARED DISPOSITIVE POWER
                                              2,011,735 shares, of which 1,989,815 are directly owned by NVP II and
                                              21,920 are directly owned by NVPA.  NVP LLC is the general partner of
                                              NVP II and NVPA, and Ebinger, a managing member of NVP LLC, may be deemed to have shared power to dispose of these shares.
------------------------------------ -------- -----------------------------------------------------------------------
9            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
             REPORTING PERSON                                                                       2,011,735
------------ --------------------------------------------------------------------------------------------------------
10           CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
             EXCLUDES CERTAIN SHARES (See Instructions)                                                 [ ]
------------ --------------------------------------------------------------------------------------------------------
11           PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
                                                                                                    10.2%
------------ --------------------------------------------------------------------------------------------------------
12           TYPE OF REPORTING PERSON (See Instructions)
                                                                                                    IN
------------ --------------------------------------------------------------------------------------------------------

----------------------------------------------------------                     --------------------------------------
CUSIP NO. 12345A678                                               13 G                                Page  8 of 17
----------------------------------------------------------                     --------------------------------------

------------ --------------------------------------------------------------------------------------------------------
1            NAME OF REPORTING PERSONS
             I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (Entities Only).
             Tantti, Ltd. ("Tantti")
------------ --------------------------------------------------------------------------------------------------------
2            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                                                    (a)              (b)  X
------------ --------------------------------------------------------------------------------------------------------
3            SEC USE ONLY

------------ --------------------------------------------------------------------------------------------------------
4            CITIZENSHIP OR PLACE OF ORGANIZATION

             Finnish
------------ --------------------------------------------------------------------------------------------------------

                                     5        SOLE VOTING POWER
                                              -0-
             NUMBER OF
              SHARES                 -------- -----------------------------------------------------------------------
           BENEFICIALLY              6        SHARED VOTING POWER
      OWNED BY EACH REPORTING                 2,011,735 shares, of which 1,989,815 are directly owned by NVP II and
              PERSON                          21,920 are directly owned by NVPA.  NVP LLC is the general partner of
               WITH                           NVP II and NVPA, and Tantti, a managing member of NVP LLC, may be deemed to have shared power to vote these shares.
                                     -------- -----------------------------------------------------------------------
                                     7        SOLE DISPOSITIVE POWER
                                              -0-
                                     -------- -----------------------------------------------------------------------
                                     8        SHARED DISPOSITIVE POWER
                                              2,011,735 shares, of which 1,989,815 are directly owned by NVP II and
                                              21,920 are directly owned by NVPA.  NVP LLC is the general partner of
                                              NVP II and NVPA, and Tantti, a managing member of NVP LLC, may be deemed to have shared power to dispose of these shares.
------------------------------------ -------- -----------------------------------------------------------------------
9            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
             REPORTING PERSON                                                                       2,011,735
------------ --------------------------------------------------------------------------------------------------------
10           CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
             EXCLUDES CERTAIN SHARES (See Instructions)                                                 [ ]
------------ --------------------------------------------------------------------------------------------------------
11           PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
                                                                                                    10.2%
------------ --------------------------------------------------------------------------------------------------------
12           TYPE OF REPORTING PERSON (See Instructions)
                                                                                                    IN
------------ --------------------------------------------------------------------------------------------------------

-----------------------------------                    -------------------------
CUSIP NO. 12345A678                        13 G                  Page  9 of 17
-----------------------------------                    -------------------------


ITEM 1(A).        NAME OF ISSUER
                  --------------

                  WiderThan Co. LTD.

ITEM 1(B).        ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES
                  -----------------------------------------------

                  17F, K1 REIT Building, 463
                  Chungjeong-RO 3-GA, Seodaemun-Gu
                  Seoul M5 120-709

ITEM 2(A).        NAME OF PERSONS FILING
                  ----------------------

                  This Statement is filed by Nokia Venture Partners II, L.P., a Delaware limited partnership ("NVP II"), NVP II Affiliates
                  Fund, L.P., a Delaware limited partnership ("NVPA"), N.V.P. II, L.L.C., a Delaware limited liability company ("NVP LLC"), John Malloy ("Malloy"), John Gardner ("Gardner"), Jonathan Ebinger ("Ebinger") and Tantti, Ltd. ("Tantti). The foregoing entities and individuals are collectively referred to as the "Reporting Persons."

                  NVP LLC, the general partner of NVP II and NVPA, may be deemed to have sole power to vote and sole power to dispose of shares of the issuer directly owned by NVP II and NVPA. Malloy, Gardner, Ebinger and Tantti are the managing members of NVP LLC and may be deemed to have shared power to vote and shared power to dispose of shares of the issuer directly owned by NVP II and NVPA.

ITEM 2(B).        ADDRESS OF PRINCIPAL BUSINESS OFFICE
                  ------------------------------------

                  The address for each of the Reporting Persons is:

                  Nokia Venture Partners
                  545 Middlefield Road, Suite 210
                  Menlo Park, California  94025

ITEM 2(C)         CITIZENSHIP
                  -----------

                  NVP II and NVPA are Delaware limited partnerships. NVP LLC is a Delaware limited liability company. Malloy, Gardner and Ebinger are United States citizens. Tantti is a Finnish limited liability corporation.

ITEM 2(D) AND (E).         TITLE OF CLASS OF SECURITIES AND CUSIP NUMBER
                           ---------------------------------------------

                  American Depository Shares
                  CUSIP # 967593104

ITEM 3.           Not Applicable.


ITEM 4.           OWNERSHIP
                  ---------

                  Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

-----------------------------------                    -------------------------
CUSIP NO. 12345A678                        13 G                  Page  10 of 17
-----------------------------------                    -------------------------

                        (a)  Amount beneficially owned:
                             --------------------------

                             See Row 9 of cover page for each Reporting Person.

                        (b)  Percent of Class:
                             -----------------

                             See Row 11 of cover page for each Reporting Person.

                        (c)  Number of shares as to which such person has:
                             ---------------------------------------------

                                (i)   Sole power to vote or to direct the vote:
                                      -----------------------------------------

                                      See Row 5 of cover page for each Reporting
                                      Person.

                                (ii)  Shared  power  to  vote or to  direct  the
                                      ------------------------------------------
                                      vote:
                                      -----

                                      See Row 6 of cover page for each Reporting
                                      Person.

                                (iii) Sole  power to  dispose  or to direct  the
                                      ------------------------------------------
                                      disposition of:
                                      ---------------

                                      See Row 7 of cover page for each Reporting
                                      Person.

                                (iv)  Shared  power to  dispose or to direct the
                                      ------------------------------------------
                                      disposition of:
                                      ---------------

                                      See Row 8 of cover page for each Reporting
                                      Person.


ITEM 5.           OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS
                  --------------------------------------------

                  Not applicable.

ITEM 6.           OWNERSHIP  OF MORE THAN  FIVE  PERCENT  ON  BEHALF OF  ANOTHER
                  --------------------------------------------------------------
                  PERSON.
                  -------

                  Under   certain   circumstances   set  forth  in  the  limited
                  partnership agreements of NVP II and NVPA, and the limited liability company agreement of NVP LLC, the general and limited partners or members, as the case may be, of each of such entities may be deemed to have the right to receive dividends from, or the proceeds from, the sale of shares of the issuer owned by each such entity of which they are a partner or member, as the case may be.

-----------------------------------                    -------------------------
CUSIP NO. 12345A678                        13 G                  Page  11 of 17
-----------------------------------                    -------------------------


ITEM 7.           IDENTIFICATION  AND  CLASSIFICATION  OF THE  SUBSIDIARY  WHICH
                  --------------------------------------------------------------
                  ACQUIRED THE SECURITY  BEING REPORTED ON BY THE PARENT HOLDING
                  --------------------------------------------------------------
                  COMPANY
                  -------

                  Not applicable.


ITEM 8.           IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.
                  ----------------------------------------------------------

                  Not applicable.

ITEM 9.           NOTICE OF DISSOLUTION OF GROUP.
                  -------------------------------

                  Not applicable.

ITEM 10.          CERTIFICATION.
                  --------------

                  Not applicable.

-----------------------------------                    -------------------------
CUSIP NO. 12345A678                        13 G                  Page  12 of 17
-----------------------------------                    -------------------------

                                   SIGNATURES


     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


Date:  February __, 2006


Nokia Venture Partners II, L.P.                     /s/ David Jaques
By N.V.P. II, L.L.C.                                ---------------------------
Its General Partner                                 David Jaques


                                                    David Jaques
                                                    Chief Financial Officer/
                                                    Attorney-in-Fact



NVP II Affiliates Fund, L.P.                        /s/ David Jaques
By N.V.P. II, L.L.C.                                ---------------------------
Its General Partner                                 David Jaques


                                                    David Jaques
                                                    Chief Financial Officer/
                                                    Attorney-in-Fact



John Malloy                                         /s/ David Jaques
                                                    ---------------------------
                                                    David Jaques
                                                    Attorney-in-Fact



John Gardner                                        /s/ David Jaques
                                                    ---------------------------
                                                    David Jaques
                                                    Attorney-in-Fact



Jonathan Ebinger                                    /s/ David Jaques
                                                    ---------------------------
                                                    David Jaques
                                                    Attorney-in-Fact



Tantti, Ltd.
By Antti Kokinen                                    /s/ David Jaques
                                                    ---------------------------
                                                    David Jaques
                                                    Attorney-in-Fact

-----------------------------------                    -------------------------
CUSIP NO. 12345A678                        13 G                  Page  13 of 17
-----------------------------------                    -------------------------


The original statement shall be signed by each person on whose behalf the statement is filed or his authorized representative. If the statement is signed on behalf of a person by his authorized representative other than an executive officer or general partner of the filing person, evidence of the representative's authority to sign on behalf of such person shall be filed with the statement, provided, however, that a power of attorney for this purpose which is already on file with the Commission may be incorporated by reference. The name and any title of each person who signs the statement shall be typed or printed beneath his signature.


NOTE: Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits. See ss.240.13d-7 for other parties for whom copies are to be sent.

Attention: Intentional misstatements or omissions of fact constitute Federal criminal violations (See 18 U.S.C. 1001)

-----------------------------------                    -------------------------
CUSIP NO. 12345A678                        13 G                  Page  14 of 17
-----------------------------------                    -------------------------

                                  EXHIBIT INDEX
                                  -------------




                                                              Found on
                                                            Sequentially
Exhibit                                                     Numbered Page
-------                                                     -------------

Exhibit A:  Agreement of Joint Filing                            15

Exhibit B:  Power of Attorney                                    16

-----------------------------------                    -------------------------
CUSIP NO. 12345A678                        13 G                  Page  15 of 17
-----------------------------------                    -------------------------


                                    EXHIBIT A
                                    ---------



                            Agreement of Joint Filing
                            -------------------------

     The undersigned hereby agree that a single Schedule 13G (or any amendment thereto) relating to the American Depository Shares of WiderThan Co. LTD. shall be filed on behalf of each of the undersigned and that this Agreement shall be filed as an exhibit to such Schedule 13G.

Date:  February __, 2006


Nokia Venture Partners II, L.P.                     /s/ David Jaques
                                                    ---------------------------
By N.V.P. II, L.L.C.                                David Jaques
Its General Partner
                                                    David Jaques
                                                    Chief Financial Officer/
                                                    Attorney-In-Fact




N.V.P. II Affiliates Fund, L.P.                     /s/ David Jaques
                                                    ---------------------------
By N.V.P. II, L.L.C.                                David Jaques
Its General Partner
                                                    David Jaques
                                                    Chief Financial Officer/
                                                    Attorney-In-Fact




John Malloy                                         /s/ David Jaques
                                                    ---------------------------
                                                    David Jaques
                                                    Attorney-In-Fact




John Gardner                                        /s/ David Jaques
                                                    ---------------------------
                                                    David Jaques
                                                    Attorney-In-Fact




Jonathan Ebinger                                    /s/ David Jaques
                                                    ---------------------------
                                                    David Jaques
                                                    Attorney-In-Fact




Tantti, Ltd.                                        /s/ David Jaques
By Antti Kokinen                                    ---------------------------
                                                    David Jaques
                                                    Attorney-In-Fact

-----------------------------------                    -------------------------
CUSIP NO. 12345A678                        13 G                  Page  16 of 17
-----------------------------------                    -------------------------


                                    EXHIBIT B


                                Power of Attorney

     Each of the undersigned entities and individuals (collectively, the "Reporting Persons") hereby authorizes and designates N.V.P. II, L.L.C. or such other person or entity as is designated in writing by John Malloy (the "Designated Filer") as the beneficial owner to prepare and file on behalf of such Reporting Person individually, or jointly together with the other Reporting Persons, any and all reports, notices, communications and other documents (including, but not limited to, reports on Schedule 13D, Schedule 13G, Form 13-F, Form 3, Form 4 and Form 5) that such Reporting Person may be required to file with the United States Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended (together with the implementing regulations thereto, the "Act") and the Securities Exchange Act of 1934, as amended (together with the implementing regulations thereto, the "Exchange Act") (collectively, the "Reports") with respect to each Reporting Person's ownership of, or transactions in, securities of any entity whose securities are beneficially owned (directly or indirectly) by such Reporting Person (collectively, the "Companies").

     Each Reporting Person hereby further authorizes and designates David Jaques (the "Authorized Signatory") to execute and file on behalf of such Reporting Person the Reports and to perform any and all other acts, which in the opinion of the Designated Filer or Authorized Signatory may be necessary or incidental to the performance of the foregoing powers herein granted.

     The authority of the Designated Filer and the Authorized Signatory under this Document with respect to each Reporting Person shall continue until such Reporting Person is no longer required to file any Reports with respect to the Reporting Person's ownership of, or transactions in, the securities of the Companies, unless earlier revoked in writing. Each Reporting Person acknowledges that the Designated Filer and the Authorized Signatory are not assuming any of the Reporting Person's responsibilities to comply with the Act or the Exchange Act.


Date:  February __, 2006


N.V.P. II, L.L.C.                                   /s/ John Mallory
                                                    ---------------------------
                                                    John Mallory, Member




Nokia Venture Partners II, L.P.                     /s/ John Mallory
                                                    ---------------------------
By N.V.P. II, L.L.C.                                John Mallory, Member
Its General Partner




N.V.P. II Affiliates Fund, L.P.                     /s/ John Mallory
                                                    ---------------------------
By N.V.P. II, L.L.C.                                John Mallory, Member
Its General Partner



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CUSIP NO. 12345A678                        13 G                  Page  17 of 17
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John Malloy                                         /s/ John Mallory
                                                    ---------------------------
                                                    John Mallory




John Gardner                                        /s/ John Gardner
                                                    ---------------------------
                                                    John Gardner




Jonathan Ebinger                                    /s/ Jonathan Ebinger
                                                    ---------------------------
                                                    Jonathan Ebinger




Tantti, Ltd.                                        /s/ Antti Kokinen
By Antti Kokinen                                    ---------------------------
                                                    Antti Kokinen